Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Heather Chambers, 949-250-2753
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS

IRVINE, Calif., February 2, 2016 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended December 31, 2015.

Fourth Quarter and Recent Highlights:

•Global sales grew 8.6% to $671.1 million, and underlying1 sales were up 15.1%.
•Global THV sales grew 25.0%, and underlying sales were up 32.4%.
•Results reflect 2-for-1 stock split completed in December 2015.
•GAAP EPS was $0.64, an increase of 28.0%, and non-GAAP EPS grew 18.9% to $0.63.
•2016 THV sales guidance raised $100 million to $1.3 billion to $1.5 billion.
•2016 Adjusted2 EPS guidance increased to $2.57 to $2.67.
•Received U.S. approval for expanded indication study of SAPIEN 3 valve.

“We are very pleased to report strong fourth quarter results, which exceeded our expectations and contributed to another successful year, both in financial performance and progress on important new therapies,” said Michael A. Mussallem, chairman and CEO. “These positive results were due to continued demand for transcatheter aortic valve replacement therapy, and the strong performance of all product lines this quarter. We were also pleased to receive FDA approval for our PARTNER 3 Trial to study patients determined to be at low surgical risk, which may eventually enable heart teams to offer a choice of therapies to a broader group of patients."

Fourth Quarter 2015 Results

Net sales for the quarter ended December 31, 2015 were $671.1 million.  U.S. and international segment sales for the fourth quarter were $353.6 million and $317.5 million, respectively. The strong U.S. dollar continued to have a significant negative impact on reported sales. On an underlying basis, sales grew 15.1 percent over the fourth quarter last year. Net income for the quarter ended December 31, 2015 was $140.7 million, or $0.64 per diluted share.

For the fourth quarter, the company reported Transcatheter Heart Valve Therapy (THV) sales of $334.3 million, a 25.0 percent growth rate over the fourth quarter last year, or $329.8 million and 32.4 percent growth on an underlying basis.  Strong global sales were led by the impact of the SAPIEN 3 valve in the U.S. and double-digit underlying sales growth across all regions.

In the U.S., THV sales for the quarter were $193.9 million. On an underlying basis, sales were $189.4 million and grew 49.8 percent compared to the prior year period.

“Our THV performance was driven by strong overall procedural growth,” said Mussallem. “Based on our momentum and expectation of continued therapy adoption, we now expect our underlying THV sales growth in 2016 to be in the range of 15 to 25 percent.”

Surgical Heart Valve Therapy product group sales for the quarter were $196.2 million. Reported sales decreased 4.8 percent compared to the fourth quarter last year, up slightly over the prior year on an underlying basis. Globally, sales were lifted by higher surgical heart valve units, but were lowered by the company's planned exit of non-strategic products.

Critical Care product group sales were $140.6 million for the quarter, representing a decrease of 2.6 percent versus last year, and an increase of 3.6 percent on an underlying basis.

For the quarter, the company’s gross profit margin was 73.8 percent, compared to 74.0 percent in the same period last year. Results were driven by higher manufacturing expenses, as well as benefits from a favorable product mix and foreign exchange.

Selling, general and administrative expenses decreased to $222.3 million for the quarter, or 33.1 percent of sales. The modest decrease from the prior year was driven by the favorable foreign exchange impact on expenses outside the U.S., largely offsetting higher sales and marketing expenses related to transcatheter valves.

Research and development investments for the quarter increased to $98.2 million compared to $84.0 million in the prior year period.  This increase was primarily a result of continued investments in the company's transcatheter mitral and aortic valve programs, including spending on clinical trials.

Cash flow from operating activities for the quarter was $103.8 million and included a $33.0 million tax payment related to a previously reported litigation settlement. After capital spending of $37.5 million, free cash flow was $66.3 million.

Cash, cash equivalents and short-term investments totaled $1.2 billion at December 31, 2015.  Total debt was $599.9 million.

Twelve-Month Results

For the twelve months ended December 31, 2015, compared to the prior year:

•	Net sales grew 7.4 percent to $2.5 billion, and underlying sales were up 16.8 percent.

•	U.S. and international segment sales were $1.3 billion and $1.2 billion, respectively.

•	Diluted earnings per share of $2.25 decreased 39.8 percent (2014 results included a $750.0 million payment to Edwards from a litigation settlement).

•	Non-GAAP earnings per share of $2.29 increased 30.9 percent.

•	Repurchased approximately 3.9 million split-adjusted shares of common stock for $280.1 million.

Outlook

For the full year 2016, the company now expects its total sales to be between $2.60 billion and $2.85 billion. Primarily as the result of increased expectations for sales, the company is raising its adjusted earnings per share guidance to between $2.57 and $2.67. The company expects a minimal positive impact to 2016 earnings resulting from the recently implemented two-year suspension of the U.S. medical device excise tax, and is evaluating opportunities to accelerate existing growth programs or initiate new ones.

For the first quarter of 2016, at current foreign exchange rates, the company projects total sales to be between $640 million and $680 million, and adjusted earnings per share to be between $0.64 and $0.70.

"We are very proud of Edwards’ performance in 2015 and the momentum we bring into 2016,” said Mussallem. "Our focused innovation strategy can transform patient care and drive value to both the healthcare system and shareholders. We are enthusiastic about the continued expansion of transcatheter-based therapies for the many structural heart patients still in need, which positions us for a bright future."

About Edwards Lifesciences

     Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter at @EdwardsLifesci.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13627506.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, the company’s financial guidance, and expectations for future therapy adoption. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and effectiveness of new product launches; competitive dynamics and potential, negative impacts for therapy expansion, particularly for THV; the timing and extent of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates and related currency hedge contracts; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN 3, PARTNER, PARTNER 3, SAPIEN and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the Non-GAAP Financial Information page and reconciliation tables below.

[2]	Adjusted earnings per share excludes amortization expense and gains and losses from special items, such as significant investments, impairments, litigation and business development transactions.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$671.1	$618.0	$2,493.7	$2,322.9
Cost of sales	175.9	160.4	617.2	625.6

Gross profit	495.2	457.6	1,876.5	1,697.3

Selling, general, and administrative expenses	222.3	223.1	850.7	858.0
Research and development expenses	98.2	84.0	383.1	346.5
Intellectual property litigation expenses (income), net	3.3	0.6	7.0	(740.4)
Special charges	—	10.2	—	70.7
Interest expense, net	2.6	1.7	9.3	10.8
Other expense, net	1.8	5.1	4.0	7.7

Income before provision for income taxes	167.0	132.9	622.4	1,144.0

Provision for income taxes	26.3	23.7	127.5	332.9

Net income	$140.7	$109.2	$494.9	$811.1

Earnings per share: (A)
Basic	$0.65	$0.51	$2.30	$3.81
Diluted	$0.64	$0.50	$2.25	$3.74

Weighted-average common shares outstanding:(A)
Basic	215.8	214.8	215.5	213.0
Diluted	220.6	219.5	220.3	217.0

Operating Statistics
As a percentage of net sales:
Gross profit	73.8%	74.0%	75.2%	73.1%
Selling, general, and administrative expenses	33.1%	36.1%	34.1%	36.9%
Research and development expenses	14.6%	13.6%	15.4%	14.9%
Income before provision for income taxes	24.9%	21.5%	25.0%	49.2%
Net income	21.0%	17.7%	19.8%	34.9%

Effective tax rate	15.7%	17.8%	20.5%	29.1%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts were adjusted for the December 11, 2015 two-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$718.4	$653.8
Short-term investments	506.3	785.0
Accounts and other receivables, net	344.1	325.0
Inventories, net	339.9	296.8
Prepaid expenses	45.1	48.8
Other current assets	94.1	121.7
Total current assets	2,047.9	2,231.1

Long-term accounts receivable, net	3.6	5.8
Long-term investments	379.9	240.9
Property, plant, and equipment, net	482.5	442.9
Goodwill	628.3	376.0
Other intangible assets, net	205.4	23.4
Deferred income taxes	180.5	153.7
Other assets	131.2	49.2

Total assets	$4,059.3	$3,523.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$476.2	$426.1

Long-term debt	599.9	598.1
Other long-term liabilities	480.1	307.4

Stockholders’ equity (A)
Common stock	239.1	128.9
Additional paid-in capital	946.8	878.4
Retained earnings	3,336.8	2,841.9
Accumulated other comprehensive loss	(182.6)	(100.9)
Treasury stock, at cost	(1,837.0)	(1,556.9)
Total stockholders’ equity	2,503.1	2,191.4

Total liabilities and stockholders’ equity	$4,059.3	$3,523.0

 (A) Current year balances reflect the December 11, 2015 two-for-one stock split. Balances at December 31, 2014 were not retroactively adjusted to reflect the stock split.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, and sales return reserves associated with transcatheter heart valve therapy ("THV") product upgrades, and “adjusted” or “excluding special items” to also exclude gains and losses from special items such as significant investments, impairments, litigation, and business development transactions. Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of these non-GAAP items to expected reported results due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's core operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THV Sales Return Reserve and Related Costs - In the first and second quarters of 2014, and in the second quarter of 2015, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.6 million, $6.1 million, and $15.9 million, respectively, related to estimated THV product returns expected upon introduction of next-generation THV products.  The Company recorded a net reversal of these reserves in the third and fourth quarters of 2015 of $2.4 million and $4.4 million, respectively, and in the third and fourth quarters of 2014 of $16.0 million and $3.5 million, respectively, upon delivery of the next-generation THV products.

Intellectual Property Litigation Expenses (Income), net - The Company incurred intellectual property litigation expenses of $0.3 million and $5.5 million in the first quarter of 2015 and 2014, respectively, $1.0 million and $2.6 million in the second quarter of 2015 and 2014, respectively, $2.4 million and $0.9 million in the third quarter of 2015 and 2014, respectively, and $3.3 million and $0.6 million in the fourth quarter of 2015 and 2014, respectively.  In addition, in the second quarter of 2014, the Company recorded a $750.0 million gain related to an agreement with Medtronic to settle all outstanding patent litigation.

Acquisition of In-process Research and Development - The Company recorded a $10.2 million charge related to the acquisition of transcatheter mitral valve intellectual property in the fourth quarter of 2014.

Charitable Foundation Contribution - The Company recorded a $50.0 million charge in the second quarter of 2014 for a charitable contribution to the Edwards Lifesciences Foundation.

Settlement - The Company recorded a $7.5 million charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.

Asset Write-down - The Company recorded a $5.0 million charge in the third quarter of 2014 to write down assets related to its automated glucose monitoring program. The charge related primarily to intellectual property, fixed assets, inventory and severance expenses.

Provision for Income Taxes - During the second quarter of 2014, the Company recorded a $6.2 million tax benefit due to the remeasurement of its uncertain tax positions.

Foreign Exchange - Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP Net Income	$140.7	$109.2	$494.9	$811.1
Growth Rate %	28.8%		(39.0)%

Non-GAAP adjustments: (A)
THV sales return reserve and related costs	(4.4)	(3.5)	9.1	2.2
Intellectual property litigation expenses (income), net	3.3	0.6	7.0	(740.4)
Acquisition of in-process research and development	—	10.2	—	10.2
Charitable foundation contribution	—	—	—	50.0
Settlement	—	—	—	7.5
Asset write-down	—	—	—	5.0

Provision for income taxes
Tax effect on reconciling items (B)	(0.2)	—	(6.1)	240.2
Remeasurement of uncertain tax position reserve (A)	—	—	—	(6.2)
Non-GAAP Net Income	$139.4	$116.5	$504.9	$379.6
Growth Rate %	19.7%		33.0%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share (C)	$0.64	$0.50	$2.25	$3.74
Growth Rate %	28.0%		(39.8)%

Non-GAAP adjustments: (A), (D)
THV sales return reserve and related costs	(0.02)	(0.01)	0.02	—
Intellectual property litigation expenses (income), net	0.01	—	0.02	(2.22)
Acquisition of in-process research and development	—	0.04	—	0.04
Charitable foundation contribution	—	—	—	0.17
Settlement	—	—	—	0.03
Asset write-down	—	—	—	0.02

Provision for income taxes
Remeasurement of uncertain tax position reserve (A)	—	—	—	(0.03)
Non-GAAP Diluted Earnings Per Share	$0.63	$0.53	$2.29	$1.75
Growth Rate %	18.9%		30.9%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)	All per share amounts were adjusted for the December 11, 2015 two-for-one stock split.

(D)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

THV UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended December 31,
	2015	2014
GAAP THV United States Sales	$193.9	$129.5
Adjustment for THV sales return reserve	(4.5)	(3.1)
THV United States Underlying Sales	$189.4	$126.4
Underlying Growth Rate %	49.8%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions)

RECONCILIATION OF GAAP OPERATING CASH FLOW TO FREE CASH FLOW

Year Ended December 31,
2015
Net cash provided by operating activities	$549.7
Capital expenditures	(102.7)
Free Cash Flow (A)	$447.0
Note: Numbers may not calculate due to rounding.

(A)	See description of “Free Cash Flow” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2015 Adjusted		2014 Adjusted
Sales by Product Group (QTD)	4Q 2015	4Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2014 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$334.3	$267.5	$66.8	25.0%	$(4.5)	$329.8	$(3.8)	$(14.5)	$249.2	32.4%
Surgical Heart Valve Therapy	196.2	206.1	(9.9)	(4.8)%	—	196.2	—	(12.2)	193.9	1.3%
Critical Care	140.6	144.4	(3.8)	(2.6)%	—	140.6	—	(8.7)	135.7	3.6%
Total Sales	$671.1	$618.0	$53.1	8.6%	$(4.5)	$666.6	$(3.8)	$(35.4)	$578.8	15.1%

					2015 Adjusted		2014 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2015	YTD 4Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2014 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,180.3	$943.6	$236.7	25.1%	$1.7	$1,182.0	$(14.1)	$(71.2)	$858.3	37.7%
Surgical Heart Valve Therapy	785.0	826.1	(41.1)	(5.0)%	—	785.0	—	(59.7)	766.4	2.5%
Critical Care	528.4	553.2	(24.8)	(4.5)%	—	528.4	—	(41.3)	511.9	3.2%
Total Sales	$2,493.7	$2,322.9	$170.8	7.4%	$1.7	$2,495.4	$(14.1)	$(172.2)	$2,136.6	16.8%

					2015 Adjusted		2014 Adjusted
Sales by Region (QTD)	4Q 2015	4Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2014 Underlying Sales	Underlying Growth Rate *
United States	$353.6	$286.6	$67.0	23.4%	$(4.5)	$349.1	$(3.1)	$—	$283.5	23.1%
Europe	183.7	193.5	(9.8)	(5.1)%	—	183.7	(0.7)	(23.1)	169.7	8.3%
Japan	65.5	65.7	(0.2)	(0.2)%	—	65.5	—	(5.0)	60.7	7.9%
Rest of World	68.3	72.2	(3.9)	(5.2)%	—	68.3	—	(7.3)	64.9	5.2%
International	317.5	331.4	(13.9)	(4.1)%	—	317.5	(0.7)	(35.4)	295.3	8.7%
Total	$671.1	$618.0	$53.1	8.6%	$(4.5)	$666.6	$(3.8)	$(35.4)	$578.8	15.1%

					2015 Adjusted		2014 Adjusted
Sales by Region (YTD)	YTD 4Q 2015	YTD 4Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2014 Underlying Sales	Underlying Growth Rate *
United States	$1,262.9	$1,047.3	$215.6	20.6%	$1.7	$1,264.6	$(7.5)	$—	$1,039.8	21.6%
Europe	717.3	744.5	(27.2)	(3.6)%	—	717.3	(6.6)	(112.7)	625.2	14.7%
Japan	246.2	257.9	(11.7)	(4.6)%	—	246.2	—	(33.6)	224.3	9.8%
Rest of World	267.3	273.2	(5.9)	(2.1)%	—	267.3	—	(25.9)	247.3	8.1%
International	1,230.8	1,275.6	(44.8)	(3.5)%	—	1,230.8	(6.6)	(172.2)	1,096.8	12.9%
Total	$2,493.7	$2,322.9	$170.8	7.4%	$1.7	$2,495.4	$(14.1)	$(172.2)	$2,136.6	16.8%

* Numbers may not calculate due to rounding.